Exhibit 10.1

SYKES ENTERPRISES, INCORPORATED

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2018

SYKES ENTERPRISES, INCORPORATED

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2018

SYKES ENTERPRISES, INCORPORATED

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2018

ARTICLE I

Purpose

    Sykes Enterprises, Incorporated (“SYKES”) previously established the Sykes Enterprises, Incorporated Deferred Compensation Plan (the “Plan”) effective as of December 17, 1998, to retain and reward a select group of management or highly compensated employees of SYKES. The Plan is an unfunded plan established and maintained for the primary purpose of providing certain key employees who contribute, or who are expected to contribute, substantially to the success of SYKES with the opportunity to defer the receipt of compensation. The Plan has previously been amended over the years. SYKES has determined that it is in the best interest of the Participants to amend and restate the Plan effective as of January 1, 2018. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and shall be operated and interpreted consistent with that intent.

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ARTICLE II

Definitions

Whenever used hereinafter, the following terms shall have the meaning set forth below:

(a)      “Account” or “Accounts” shall mean a Participant’s Deferred Compensation Account and/or Matching Contribution Account. These Accounts are bookkeeping accounts that represent a Participant’s hypothetical interest with respect to the amounts credited to such Accounts in accordance with Article VI.

(b)      “Affiliate” shall mean, with respect to SYKES, any corporation other than SYKES that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which SYKES is a member; and all other trades or businesses (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with SYKES. Notwithstanding the foregoing, solely for purposes of paragraph (t) of this Article II, references to an 80% ownership requirement under Sections 414(b) and 414(c) are replaced with a 50% ownership.

(c)      “Beneficiary” shall mean a natural person, estate, or trust designated by a Participant to receive payments to which a beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (1) the Participant has failed to properly designate a Beneficiary, or (2) all designated Beneficiaries have predeceased the Participant. A Participant shall designate a Beneficiary on a form (written or electronic) prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new form (written or electronic) with the Plan Administrator. In the event of any dispute as to the entitlement of any Beneficiary, the Plan Administrator’s determination shall be final, and the Plan Administrator may withhold any payment until such dispute has been resolved.

(d)      “Board” or “Board of Directors” shall mean the board of directors of Sykes Enterprises, Incorporated.

(e)      “Cause” shall mean, for the purposes of this Plan, any of the following: (1) Participant engages in conduct which has caused or is reasonably likely to cause demonstrable and serious injury to SYKES; (2) Participant is convicted of a felony as evidenced by a binding and final judgment, order, or decree of a court of competent jurisdiction; (3) Participant’s neglect of his duties hereunder or the Participant’s refusal to perform his duties or responsibilities hereunder as determined by SYKES’ Board of Directors in good faith; (4) Participant’s chronic absenteeism; (5) Participant’s use of illegal drugs; (6) Participant’s insobriety while performing his or her duties; or (7) any act of dishonesty, embezzlement or falsification of reports, records, or information submitted by the Participant to SYKES. Notwithstanding the foregoing, to the extent the Participant is terminated for Cause under the terms of any employment agreement between the Participant and SYKES, such Participant shall also be deemed to be terminated for Cause for purposes of this Plan.

(f)      “Change in Control” shall mean the occurrence of any one (1) or more of the following events:

(1)      A change in the effective control of SYKES, which occurs only on either of the following dates:

  (A)      The date any Person or more than one Person acting as a group (other than SYKES or any corporation owned, directly or indirectly, by the stockholders of SYKES in substantially the same proportions as their ownership of stock of SYKES, and any trustee or other fiduciary holding securities under an employee benefit plan of SYKES or such proportionately owned corporation), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of SYKES representing thirty percent (30%) or more of the total voting power of the stock of SYKES; or

  (B)      The date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

provided that, in any event, the transaction must constitute a change in the effective control of SYKES within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vi).

(2)      The date any Person or more than one Person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) all or substantially all of SYKES; assets; provided that the transaction must constitute a change in the ownership of a substantial portion of the assets of SYKES within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vii).

(g)      “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.

(h)      “Commissions” shall mean the payment earned under the Sykes Enterprises, Incorporated Sales Commission Plan and the Sykes SPIFF Plan for North America Account Managers.

(i)       “Compensation” shall mean a Participant’s base salary. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Section 409A of the Code.

(j)      “Deferred Compensation Account” shall mean an Account established in accordance with paragraph (a)(1) of Article VI to record amounts that are deferred at the election of a Participant in accordance with paragraph (a) of Article V.

(k)      “Effective Date” shall mean, for purposes of this amendment and restatement, January 1, 2018. The Plan was originally effective as of December 17, 1998.

(l)      “In-Service Benefit” shall mean an in-service distribution elected by the Participant pursuant to paragraph (c)(2) of Article VII.

(m)      “Matching Contribution Account” shall mean an Account established in accordance with paragraph (a)(2) of Article VI to record any matching contribution amounts made on behalf of a Participant.

(n)      “Participant” shall mean any employee of SYKES or an Affiliate who is covered by this Plan as provided in Article IV.

(o)      “Person” shall have the meaning ascribed to such term in the Code and Treasury Regulations.

(p)      “Performance Based Compensation” shall mean compensation or a bonus where the amount of, or entitlement to, such compensation or bonus is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether compensation or a bonus qualifies as “Performance-Based Compensation” will be made in accordance with Treasury Regulations Section 1.409A-1(e) and subsequent guidance.

(q)      “Plan” shall mean the Sykes Enterprises, Incorporated Deferred Compensation Plan as it may be amended from time to time.

(r)      “Plan Administrator” shall mean the Compensation Committee of the Board. In the event that no such committee has been appointed or no longer exists, the Plan Administrator shall mean SYKES.

(s)      “Plan Year” shall mean the 12-month period ending on December 31.

(t)      “Separation from Service” shall mean the Participant has a termination of employment with SYKES, and/or any Affiliates.

(1)      A termination of employment will occur as of the date that both the Participant and SYKES reasonably anticipate, based on all of the facts and circumstances, that either (1) no services will be performed by the Participant for SYKES, or an Affiliate, after such date, whether as an employee or as an independent contractor, or (2) the level of bona fide services that the Participant will perform for SYKES, or an Affiliate, after such date, whether as an employee or as an independent contractor, will be permanently reduced to less than twenty percent (20%) of the average level of bona fide services the Participant performed over the immediately preceding thirty-six (36) month period (or, if less, the Participant’s full period of service to SYKES, or an Affiliate).

(2)      If a Participant is on a “bona fide leave of absence” (as defined below) from SYKES, or any Affiliate, the Participant’s employment will be considered terminated, even though the Participant is reasonably expected to return to perform services for SYKES, or any Affiliate (at a level such that the Participant’s employment is not terminated pursuant to subsection (1) above), on the later of: (A) the first date immediately following the end of the “six (6) month period” (as defined below), or (B) the date the Participant’s right to reemployment under applicable law or contract, if any, expires. A “bona fide leave of absence” is a leave of absence, including military leave or sick leave, in which there is a reasonable expectation that the Participant will return to perform service for SYKES, or any Affiliates. The “six (6) month period” is the period that begins on the date the leave of absence commences and ends on the date that is six (6) months thereafter. Notwithstanding, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period of absence.

(3)      The foregoing definition is intended to meet the requirements for a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and shall be interpreted, construed, administered and applied consistently therewith.

(u)      “SYKES” shall mean Sykes Enterprises, Incorporated and its successors.

(v)      “Total and Permanent Disability” shall mean (1) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (2) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

(w)      “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency. The purchase of a home and payment of college tuition are not examples of unforeseeable emergencies. A determination of whether a Participant has had an Unforeseeable Emergency will be decided by the Plan Administrator or its delegate.

(x)      “Valuation Date” shall mean each day that the New York Stock Exchange and the Plan’s recordkeeper are open for business.

(y)      “Year of Participation” shall mean each twelve (12) month period in which the Participant is eligible to participate in this Plan. For this purpose, the 12-month period begins on the date that the Participant enters (or is eligible to enter) the Plan. Years of Participation shall also include the following:

(1)      Periods for which the Participant was eligible to participate in the nonqualified deferred compensation plan maintained by ICT Group Inc., as well as the period beginning January 1, 2010 and ending December 31, 2010 during which the Participant was employed; provided that the Participant was employed with ICT Group Inc. on February 2, 2010, the date ICT Group Inc. was acquired by SYKES.

(2)      Effective as of January 1, 2013, Years of Participation shall include a Participant’s service (each continuous 12-month period of service) that the Participant was employed with Alpine Access, Inc. in a position of Director or above, provided, that such Participant was employed with Alpine Access, Inc. in such position on the date immediately preceding August 20, 2012, the date Alpine Access, Inc. was acquired by SYKES or its Affiliate, and continued in such position or higher position following such date.

(3)      Effective July 1, 2014 Years of Participation shall include all years of service (each continuous 12-month period of service) that the employee worked outside of the United States in a position that is the equivalent of a Director or above in the United States, as determined by the Plan Administrator.

(4)      Effective as of January 1, 2018, Years of Participation shall include a Participant’s service (each continuous 12-month period of service) that the Participant was employed with Clear Link Holdings, LLC (or a subsidiary) in a position of Director or above, provided that such Participant was employed at Clear Link Holdings, LLC (or a subsidiary) in such position on the date immediately preceding April 1, 2016, the date Clear Link Holdings, LLC (and its subsidiaries) was acquired by SYKES (or its Affiliate) and continued in such position or a higher position following such date.

ARTICLE III

Administration

(a)      Plan Administrator.

(1)      The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A)      To determine all questions relating to the continued eligibility of employees to participate or continue to participate;

(B)      To maintain all records and books of account necessary for the administration of the Plan;

(C)      To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D)      To compute, certify and arrange for the payment of benefits to which any Participant or Beneficiary is entitled;

(E)      To process claims for benefits under the Plan by Participants or Beneficiaries;

(F)      To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(G)      To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(2)      The Plan Administrator may designate a committee or individual to assist the Plan Administrator in the administration of the Plan and perform the duties required of the Plan Administrator hereunder.

(b)      Plan Administrator’s Authority. The Plan Administrator may consult with SYKES’ officers, legal and financial advisers to SYKES and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c)      Claims and Appeal Procedure for Denial of Benefits. The Participant or a Beneficiary (“Claimant”) may file with the Plan Administrator a written claim for benefits if the Participant or Beneficiary determines the distribution procedures of the Plan have not provided the Claimant with his or her proper interest in the Plan. The Plan Administrator must render a decision on the claim within a reasonable period of

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time of the Claimant’s written claim for benefits. The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied. Notice must be provided to the Claimant within a reasonable period of time, but not later than 90 days (45 days in the case of a claim for disability benefits) after the receipt of a claim. If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 90-day period (45 days in the case of a claim for disability benefits). The extension will not exceed 90 days (30 days in the case of a claim for disability benefits) from the end of the initial period. The Plan Administrator’s notice to the Claimant must set forth:

(1)      The specific reason for the denial;

(2)      Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3)      A description of any additional material and information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed; and

(4)      Appropriate information as to the steps to be taken if the Claimant wants to submit the claim for review; and

(5)      In the case of disability benefits, where disability is determined by a physician appointed by the Plan Administrator, the specific basis for the determination of the physician.

(6)      Effective for disability benefit claims filed on or after January 1, 2018 where disability is determined by a physician appointed by the Plan Administrator, in addition to those items above, as applicable:

(A)      A discussion of the decision, including an explanation of the basis for disagreeing with or not following (i) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (iii) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration;

(B)      If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

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(C)      Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the plan do not exist; and

(D)      A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as determined by reference to 29 CFR §2560.503-1(m)(8)) to the Claimant’s claim for benefits.

To the extent required by 29 CFR §2560.503-1, the Plan Administrator shall provide the notifications required under this subsection (c) as applicable, in a culturally and linguistically appropriate manner (as described under 29 CFR §2560.503-1(o)).

Any appeal the Claimant wishes to make of an adverse determination must be made in writing to the Plan Administrator within sixty (60) days (or 180 days in the case of a claim for disability benefits where the disability is determined by a physician chosen by the Plan Administrator) after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that the failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive. The Plan Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward the appeal.

If the Claimant should appeal to the Plan Administrator, the Claimant or the Claimant’s duly authorized representative, must submit, in writing, whatever issues and comments the Claimant or the Claimant’s duly authorized representative, believes are pertinent. The Claimant, or the Claimant’s duly authorized representative, may review pertinent Plan documents free of charge. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within 60 days following (45 days in the case of a claim for disability benefits) the Claimant’s written request for review. If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 60-day period. The extension will not exceed 60 days (45 days in the case of a claim for disability benefits) from the end of the initial period.

Notwithstanding anything herein to the contrary, where disability is determined by a physician appointed by the Plan Administrator, before the Plan Administrator may issue an adverse benefit determination on appeal of a disability benefit claim, as applicable:

(1)      The Plan Administrator shall provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the

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plan, insurer, or other person making the benefit determination (or at the direction of the Plan Administrator, insurer, or such other person) in connection with the claim. Such evidence shall be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on appeal is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date; and

(2)      If the benefit determination is based on a new or additional rationale, the Plan Administrator shall provide the Claimant, free of charge, with the rationale. The rational must be provided as soon as possible and in advance of the date on which the notice of adverse benefit determination on appeal is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date.

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ARTICLE IV

Eligibility and Participation

(a)      Eligibility. The Plan has been established solely for the purpose of providing benefits to a select group of key management and highly compensated employees eligible to participate in the Plan. The Plan Administrator shall have the sole and exclusive discretion to establish the criteria and to determine those eligible to participate from among (1) the officers of SYKES who hold the offices currently designated by the titles of Director, Senior Director, Executive Director, Vice President, Global Vice President, Senior Vice President, Executive Vice President, Chief Executive Officer and President and (2) those employees that are expected to receive an annualized base salary that exceeds the compensation level of a highly compensated employee as defined under Section 414(q) of the Code. Employees that are determined to meet the criteria established by the Plan Administrator shall be eligible to begin participation in the Plan as of the next January 1 or July 1 designated by the Plan Administrator. Eligibility determinations shall be made by the Plan Administrator in June and December of each Plan Year.

(b)      Participation. An employee shall become a Participant upon receiving notification from the Plan Administrator prior to the date the employee is eligible to commence participation in the Plan and the timely filing of elections pursuant to Article V.

(c)      Duration. A Participant shall be eligible to participate in the Plan subject to the terms of the Plan, for as long as such Participant remains an eligible employee. A Participant who is no longer an eligible employee as determined by the Plan Administrator may not defer Compensation under the Plan beyond the Plan Year in which he becomes ineligible, but may otherwise exercise all of the rights of a Participant under the Plan with respect to such Participant’s Account(s). An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he is entitled have been distributed from the Plan.

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ARTICLE V

Deferral Elections, In-Service Benefit Elections and Matching Contributions

(a)      Deferral Procedures.

(1)      For each Plan Year, a Participant may elect to defer a specific percentage (between 1% and 80%) of Compensation, Commissions or Performance Based Compensation earned by the Participant during such Plan Year as may be permitted by the Plan Administrator in its discretion. Any deferral election (written or electronic) permitted under this paragraph (a) shall be made in accordance with procedures established by the Plan Administrator.

(2)      (A)      Except as provided in (B) below, any election to defer Compensation, Commissions or Performance Based Compensation must be provided to the Plan Administrator prior to the January 1 of the calendar year in which the Compensation, Commissions and/or Performance Based Compensation is earned.

  (B)      An employee who is initially eligible to participate in the Plan during the period that begins on January 1 and ends on June 30 of any Plan Year, may make an election to defer Compensation received for the remainder of the Plan Year provided that such election must be made within the 30-day period following the employee’s meeting the eligibility requirements to participate in the Plan and prior to July 1 of the Plan Year. Such mid-year election will not take effect until July 1 of that Plan Year. Any elections by such employee to defer Commissions and/or Performance Based Compensation will not be effective until the next January 1.

(3)      A Participant’s deferral election made in accordance with paragraph (a)(1) or (a)(2) above, shall continue to apply to amounts earned in subsequent Plan Years, unless such election is modified by the Participant. Any modification (with the exception of a revocation in accordance with paragraph (4)(A) below) shall be effective with respect to amounts earned in the next Plan Year. Any such modification must be made in accordance with the procedures established by the Plan Administrator.

(4)      (A)      A Participant’s election to defer Compensation, Commissions and/or Performance Based Compensation earned during a Plan Year shall be irrevocable once such Plan Year has begun, provided, however, that the Participant may cancel a deferral election during the Plan Year (i) if necessary to receive a hardship distribution from a qualified cash or deferred arrangement pursuant to Treasury Regulation Section 1.401(k)-1(d)(3) or (ii) if an Unforeseeable Emergency occurs.

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(B)      A Participant who revokes a deferral election pursuant to this subparagraph (a)(4) shall be eligible to make a new deferral election pursuant to the provisions of subparagraph (a)(2) above effective as of the January 1 that next follows the effective date of the revocation of the deferral election under subparagraph (a)(4)(A) above.

(b)      Matching Contributions.

(1)      SYKES will match a portion of the amounts deferred under paragraph (a) above. The matching contribution will be an amount equal to 50% of the amount deferred by the Participant. The matching contribution will be calculated at the end of each calendar quarter taking into account only those amounts credited to the Participant’s Deferral Compensation Account. Notwithstanding, the matching contribution may not exceed the applicable annual maximum matching contribution amount set forth below based on the Participant’s title as of the end of the quarter for which the contribution is made.

Titles	Maximum Matching Contribution

President, Chief Executive Officer and Executive Vice President	$12,000

Senior Vice President, Global Vice President and Vice President	$ 7,500

All other titles	$ 5,000

(2)      The total amount of the matching contribution made to this Plan will be made in the form of SYKES common stock, valued as of the Valuation Date for which the matching contribution is applicable, based on the closing price of a share of SYKES common stock as of such date as reported by the securities market on which SYKES common stock is sold (or if such date is not a trading date, the closing price as of the next preceding trading date). If there is more than one securities market on which SYKES common stock is traded, the Plan Administrator shall determine the appropriate market for determining the common stock’s value for this purpose. If SYKES common stock is not traded on a securities market, the stock’s value will be determined by the Plan Administrator in good faith. To the extent that dividends are paid on SYKES common stock shares that have been credited to a Participant’s Matching Contribution Account under the Plan, such dividend payments will be reinvested under the Plan as of the ex-dividend date.

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ARTICLE VI

Participant Accounts and Investment of Deferred Amounts

(a)      In General.

(1)      Except as provided in (2) below, Compensation, Commissions and/or Performance Based Compensation deferred pursuant to Article V of this Plan shall be recorded by the Plan Administrator in a Deferred Compensation Account. The Deferred Compensation Account shall be credited at least monthly with all amounts that have been deferred by the Participant during the Plan Year pursuant to Article V, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

(2)      Matching contributions credited to a Participant pursuant to this Plan shall be recorded by the Plan Administrator in a Matching Contribution Account. The Matching Contribution Account shall be credited with all amounts that have been contributed by SYKES during the Plan Year pursuant to Article V, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

(3)      All amounts that are credited to a Participant’s Account shall be credited solely for purposes of accounting and computation. A Participant shall not have any interest in or right to such Accounts at any time. In the event that the Participant has made elections with respect to timing and/or the form of benefits for amounts contributed to an Account, subaccounts shall be established for accounting purposes as necessary to track such elections.

(b)      Subject to Claims. The Plan constitutes an unsecured promise by SYKES to pay benefits in the future. Participants shall have the status of general unsecured creditors of SYKES. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to a Participant’s Account will remain the general assets of SYKES and shall remain subject to the claims of SYKES’ creditors until such amounts are distributed to the Participants.

(c)      Crediting of Interest.

(1)      In selecting investment vehicles, the Plan Administrator may engage an investment consultant, and may delegate to such consultant authority to recommend investment choices be made available for investment within the Plan.

(2)      Participants may request that the Administrator allocate amounts credited to the Participant’s Deferred Compensation Account among investment vehicles selected by the Administrator on a daily basis; and may request reallocation of amounts already deferred and earnings attributable thereto on the same basis. A Participant’s Deferred Compensation Account shall be credited at

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least annually with interest equal to the aggregate/weighted average return on the investment options/indices selected by the Participant, less expenses.

(3)      Amounts credited to the Deferred Compensation Account of a Participant shall be invested and reinvested in mutual funds, stocks, bonds, securities or any other assets that may be selected by the Plan Administrator in its discretion.

(4)      The Participant assumes all risk in connection with any decrease in value of the funds which are invested and which continue to be invested in accordance with the provisions of this Plan.

(d)      Valuation; Annual Statement. The value of a Participant’s Account shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan. Each Participant’s Account shall be valued as of the last day of each Plan Year or more frequently as determined by the Plan Administrator. The Plan Administrator shall furnish each Participant with an annual statement of his or her Accounts.

(e)      Establishment of Trust.

(1)      SYKES may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of SYKES in accordance with the Plan.

(2)      SYKES, in its sole discretion, and from time to time, may make contributions to the trust. Unless otherwise paid by SYKES, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3)      The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

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ARTICLE VII

Plan Benefits, Vesting and Distributions

(a)      Plan Benefits. Subject to the remaining provisions of this Article (including the forfeiture provisions set forth in paragraph (f) of this Article), a Participant (or his Beneficiary) shall be entitled to a benefit from the Plan.

(1)      A Participant that incurs a Separation from Service will be entitled to a benefit equal to the vested balance of his Accounts on the date distribution commences.

(2)      A Participant that incurs a Total and Permanent Disability while employed by SYKES will be immediately vested and entitled to a benefit equal to the balance in his Accounts on the date distribution commences.

(3)    A Participant that dies while employed by SYKES will be immediately vested and entitled to an amount equal to the balance in his Accounts.

(4)    In the event of a Change in Control, the Participant will be immediately vested and will be entitled to a benefit equal to the balance in his Accounts. Further, SYKES will increase the amount of the benefit by an amount sufficient to offset the income tax obligation created by the distribution of benefits.

(5)    If a Participant has elected to receive an In-Service Benefit, the In-Service Benefit will be distributed as set forth in the provisions of paragraph (c)(2) below.

(b)      Vesting of Amounts Credited to Participant Accounts.

(1)    A Participant shall be at all times fully vested in the amounts credited to the Participant’s Deferred Compensation Account.

(2)    Amounts credited to a Participant’s Matching Contribution Account shall vest according to the following schedule:

Number of Years of Participation	Vested Percentage

Less than 3 Years of Participation	0%
3 years, but less than 5 years	33%
5 years, but less than 7 years	67%
7 years or more	100%

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Notwithstanding the foregoing, a Participant shall become fully vested in amounts credited to the Matching Contribution Account upon any of the following events provided that the Participant is employed by SYKES when the event occurs:

(A)      a Change in Control;

(B)      the Participant’s death; or

(C)      the Participant incurs a Total and Permanent Disability.

(3)       A Participant shall also become fully vested upon a Separation from Service (that is not an involuntary termination for Cause) after attainment of age 65.

(4)       Upon a Participant’s Separation from Service with SYKES, prior to becoming fully vested, the nonvested interest in such Participant’s Accounts, if any, shall be forfeited. Such amount may be forfeited to SYKES or, if applicable, a trust established pursuant to Article VI.

(c)      Timing and Form of Benefit Payments.

(1)    Separation from Service Benefit Distribution.

(A)      In the event of a Separation from Service, payment of the Participant’s Benefit shall commence on the first day of the seventh month following Separation from Service. For example, if the Participant incurs a Separation from Service on September 3, 2015, payment will be made on April 1, 2016.

(B)      SYKES common stock held in the Matching Contribution Account will be distributed in kind provided, however, the fractional shares shall be liquidated and distributed in cash.

(C)      For amounts deferred or credited to the Participant’s Account for Plan Years beginning on or after January 1, 2018, a Participant may elect to have all or a portion of the Separation from Service benefit paid in one or more of the following forms of payment:

(i)       a lump sum, or

(ii)      annual installments over a term certain as elected by the Participant not to exceed 15 years.

(D)      For amounts deferred or credited to the Participant’s Account for Plan Years beginning on or after January 1, 2016, a Participant may elect to have all or a portion of the Separation from Service benefit paid in one or more of the following forms of payment with respect to benefits to be paid as a result of the Participant’s Separation from Service:

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(i)     a lump sum, or

(ii)    annual installments over a term certain as elected by the Participant of either 5 or 10 years.

(E)      For amounts deferred for Plan Years ending prior to January 1, 2016, a Separation from Service benefit shall be paid in the form of a lump sum unless the Participant makes a subsequent election to apply one of the optional forms of payment described in subparagraph (c)(1)(C) above, to all or a portion of such amounts, in accordance with paragraph (I) below.

(F)      An election as to the form of the Separation from Service benefit shall apply to deferrals and amounts credited in subsequent years until modified or changed. Any modification will become effective with respect to amounts deferred and/or credited beginning as of the next January 1.

(G)      If a Participant elects installment payments, payments shall commence in accordance with paragraph (c)(1)(A) of this Article and the annual installments shall be paid on each anniversary thereafter. The amount of each installment payment shall be determined by dividing (i) by (ii), where (i) equals the Account balance as of the valuation date and (ii) equals the remaining number of installment payments. For purposes of Section 409A of the Code, installment payments will be treated as a single form of payment.

(H)      If a Participant fails to make an election as to the form of benefit payment, the Participant’s benefit shall be paid in the form of a lump sum, unless the Participant makes an affirmative election for a subsequent Plan Year.

(I)      Any election or deemed election as to the form of benefit is generally irrevocable unless (i) the change does not take effect until at least 12 months after the date on which the election is made, (ii) the change is made at least 12 months prior to the date the payment is scheduled to commence, and (iii) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being made for disability or death) and such request is permitted under Section 409A of the Code.

(2)    In-Service Benefit Distribution.

(A)      A Participant may elect to receive all or a portion of the amounts elected to be deferred under paragraph (a) of Article V as an In-Service Benefit to be paid as of January 31st of a specified year, provided that the year specified is not earlier than the third Plan Year following the Plan Year for which the In-Service Benefit is first elected. For example, if

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an In-Service Benefit is first elected with respect to amounts deferred for the 2018 Plan Year, the date of the In-Service Benefit distribution cannot be before January 31, 2021. Any In-Service Benefit of amounts deferred in accordance with Section 2.02, shall be paid on January 31st (or as soon as administratively possible following that date) of the year selected by the Participant.

(B)      Such In-Service Benefit election shall continue to apply to deferrals made in subsequent years until modified or changed, provided, however, that such election shall lapse with respect to amounts deferred for the year in which the In-Service Benefit is to be paid. If the In-Service Benefit election lapses, the Participant will be deemed to have elected to receive such deferred amounts in accordance with the Participant’s most recent Separation from Service election (or deemed election) under the Plan made in accordance with the provisions of paragraph (c)(1) of this Article VII that is in effect as of the first day of the Plan Year for which the In-Service Benefit election lapses. Any modification or change to the In-Service Benefit election will be effective for amounts deferred in the next Plan Year unless a change is made in accordance with paragraph (F) below.

(C)      In-Service Benefits elected prior to January 1, 2018 will be paid in a lump sum.

(D)      If a Participant elects an In-Service Benefit with respect to amounts deferred on or after January 1, 2018, the Participant will be able to elect to receive the In-Service Benefit as a (1) lump sum, or (2) annual installments over a term certain of up to 5 years. The annual installment will commence on the January 31, of the elected year and each anniversary thereafter. Such payments will be treated as a single payment. If a Participant fails to make an election, the In-Service Benefit will be paid as a lump sum.

(E)      If a Participant becomes entitled to a distribution under the Plan prior to the In-Service Benefit distribution date, a benefit will be paid out in accordance with this Article VII, provided that in the event of the Participant’s Separation from Service prior to his In-Service Benefit distribution date, the Participant will receive such benefit as a Separation from Service benefit in accordance with his Separation from Service distribution election filed under the provisions of Article VII.

(F)      The timing and form of the payment with respect to an In-Service Benefit is generally irrevocable unless the Participant requests a change and (i) the change does not take effect until at least 12 months after the date on which the election is made, (ii) the change is made at least 12 months prior to the date the payment is scheduled to commence, and (iii) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being

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made for disability or death), and such request is permitted under Section 409A of the Code.

(3)    Death Benefit.

(A)      In the event of death of the Participant while still an employee, the balance in the Participant’s Deferred Compensation Account and any shares of SYKES common stock in the Matching Contribution Account will be distributed to the Participant’s named Beneficiary on the first day of the second month following the Participant’s death in a single lump sum payment.

(B)      If a Participant dies after Separation from Service with the Employer, benefits will be paid (or continue to be paid) to the Participant’s Beneficiary in accordance with the Participant’s election (or deemed election) as to the timing and form of payment.

(4)    Disability Benefits.

(A)      In the event of the Participant’s Disability while still an employee as defined herein, the balance of the Participant’s Deferred Compensation Account and the shares of SYKES common stock held in the Matching Contribution Account will be distributed to the Participant on the first day of the second month following the Participant’s Disability in a single lump sum payment.

(B)      In the event of the Participant’s Disability after Separation from Service with the Employer, benefits will be paid (or continue to be paid) in accordance with the Participant’s election (or deemed election) as to the timing and form of payment.

(5)    Change in Control. In the event of a Change in Control, the balance in the Participant’s Deferred Compensation Account and the shares of SYKES common stock held in the Matching Contribution Account will be distributed to the Participant on the first day of the seventh month following the Change of Control. Notwithstanding anything to the contrary, in the event of a distribution of benefits as a result of a Change in Control, SYKES will increase the benefit by an amount sufficient to offset the income tax obligations created by the distribution of benefits.

(d)      Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to SYKES to receive payment of all or any portion of the vested balance in the Participant’s Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by SYKES based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s

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assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan. If an emergency payment is approved by SYKES, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Participant’s Deferred Compensation Account and then from the vested portion of the Matching Contribution Account. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by SYKES.

(e)      Accounting Procedures. The Plan Administrator shall establish such accounting procedures as are necessary to reflect each Participant’s vested interest, earnings and distributions in order to implement the provisions of this Article.

(f)      Forfeiture of Benefits. Notwithstanding anything herein to the contrary, any shares of SYKES common stock credited to the Matching Contribution Account that have not yet been distributed, shall be forfeited in the event of any of the following:

(1)      Participant is terminated for “Cause;”

(2)      Participant violates any signed noncompete agreement between the Participant and SYKES (or a subsidiary or an Affiliate of SYKES); or

(3)      Participant violates or fails to fully comply with the terms of any signed confidentially agreement between the Participant and SYKES (or a subsidiary or an Affiliate of SYKES).

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ARTICLE VIII

Amendment and Termination

(a)       Amendment and Termination. The Plan may be amended at any time, or from time to time, by the Plan Administrator, and the Plan may be terminated at any time by SYKES. Any such termination shall be ratified and approved by SYKES’ Board of Directors. The ability of SYKES to terminate the Plan shall comply with Section 409A of the Code and the regulations thereunder.

(b)      Effect of Amendment or Termination.

(1)      No amendment or termination of the Plan shall affect the rights of any Participant with respect to any amounts credited to the Account as of the date of such amendment or termination.

(2)      Upon termination of the Plan, all Participants shall be fully vested.

(3)      Distribution upon termination shall be made as a lump sum, provided, that the timing and manner of distribution benefits in connection with any termination of the Plan shall comply with Section 409A of the Code and the regulations thereunder.

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ARTICLE IX

Miscellaneous

(a)      Payments to Minors and Incompetents. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b)      Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between SYKES and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of SYKES; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(c)      No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of SYKES. No Participant in the Plan shall have a security interest in assets of SYKES used to make contributions or pay benefits.

(d)      Recordkeeping. Appropriate records shall be maintained for the Plan, subject to the supervision and control of the Plan Administrator.

(e)      Set Off. Notwithstanding any provision of this Plan, SYKES may offset a Participant’s Deferred Compensation Account by any amount of up to $5,000 to collect any loan, cash advance, extension of credit or other obligation of the Participant to SYKES or an Affiliate, in accordance with the requirements of Section 409A of the Code, and the Participant shall be deemed to have consented to such reduction.

(f)      Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or Beneficiary of such person in such manner and

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proportions as it shall deem proper. Notwithstanding anything to the contrary herein, however, SYKES has the discretion to make payments to an alternate payee in accordance with the terms of the domestic relations order (as defined in Section 414(p)(1)(B) of the Code). Payments under this section shall be made to the alternate payee as a lump sum.

(g)      Severability. The invalidity of any portion of this Plan shall not invalidate the remainder and the remainder shall continue in full force and effect.

(h)      Section 409A Compliance. SYKES intends for this Plan to conform in all respects to the requirements under Section 409A of the Code, the failure of which would result in the imposition or accrual of penalties, interest or additional taxes under Section 409A of the Code (the “Section 409A Requirements”). Accordingly, SYKES intends for this Plan to be interpreted, construed, administered and applied in a manner as shall meet and comply with the Section 409A Requirements, and in the event of any inconsistency between this Plan and the Section 409A Requirements, this Plan shall be reformed so as to meet the Section 409A Requirements. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code.

(i)      State Law. This instrument shall be construed in accordance with and governed by the laws of the State of Florida, to the extent not superseded by the laws of the United States.

(j)      Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of SYKES or by the merger or consolidated of SYKES into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.

(k)      Liability Limited. In administering the Plan, neither the Plan Administrator nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith. The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

(l)      Protective Provisions. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical

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examinations as the Plan Administrator may deem necessary, consenting to insurance coverage and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant (or the Participant’s Beneficiary), provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate SYKES for any loss, cost, damage or expense suffered or incurred by SYKES as a result in any way of such action, misstatement or nondisclosure.

(m)      Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Plan Administrator advised of a current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Plan Administrator shall presume that the payee is missing. The Plan Administrator, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

(n)      Election Forms. Any election by a Participant under Article V or Article VII shall be made on a form or forms, or other designated means, written or electronic, as prescribed by the Plan Administrator (the terms of which are incorporated herein by reference), and shall specify the amounts of Compensation to be deferred and the timing and form of payment as applicable. Such “other designated means” may include, but not be limited to, an offer letter, interactive voice response, internet, intranet, and other designated electronic means.

(o)      Plan Expenses. A Participant’s Deferred Compensation Account may be charged from time to time with the Participant’s share of reasonable fees and expenses related to the administration of the Plan, as determined by the Administrator.

IN WITNESS WHEREOF, SYKES has caused this Plan to be executed by its duly authorized officer on this _15th_ day of _August_, 2017.

SYKES ENTERPRISES, INCORPORATED

By:	/S/ James T. Holder
James T. Holder

Title:	Executive Vice President and Corporate Secretary

“SYKES”

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